As filed with the Securities and Exchange Commission on August 15, 2002.

                           Registration No. 333-90096


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ___________________

                             WILD OATS MARKETS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                    84-1100630
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)

                               3375 Mitchell Lane
                             Boulder, Colorado 80301
                                 (303) 440-5220
          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                               __________________

                                 Freya R. Brier
                    Vice President of Legal, General Counsel
                             Wild Oats Markets, Inc.
                               3375 Mitchell Lane
                             Boulder, Colorado 80301
                                 (303) 440-5220

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                              Randall H. Doud, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                          New York, New York 10036-6522
                                 (212) 735-3000


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

------------------------------------- ------------------- ------------------------ ------------------------- --------------------
                                                                 Proposed                  Proposed
  Title of Shares to be Registered       Amount to be        Maximum Aggregate        Maximum Aggregate           Amount of
                                          Registered        Price Per Share (1)       Offering Price (1)      Registration Fee*
------------------------------------- ------------------- ------------------------ ------------------------- --------------------
Common Stock, par value                   3,250,000               $14.275                $46,393,750            $4,258.37(3)
$.001 per share(2)
------------------------------------- ------------------- ------------------------ ------------------------- --------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, and based upon the average of the high and low prices of the registrant's common stock as reported on the Nasdaq National Market on June 6, 2002.

(2) Includes preferred share purchase rights ("Rights"). The Rights are associated with and trade with the common stock. The value, if any, attributable to the Rights is reflected in the market price of the common stock.

(3) Reflects an offset of $9.86 pursuant to Rule 457(p) under the Securities Act for the unused portion of the filing fee paid by Wild Oats Markets, Inc. in connection with its Registration Statement on Form S-3 (Registration No. 333-85908) filed with the Securities and Exchange Commission on April 9, 2002.

*     Previously paid.



                       ___________________________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                                           EXPLANATORY NOTE:



     The prospectus filed herewith is a combined prospectus pursuant to Rule 429 under the Securities Act, which relates to the shares registered hereby and the shares registered on a Registration Statement on Form S-3, filed with the Securities and Exchange Commission on November 14, 1997 (Registration No. 333-40305), by Wild Oats Markets, Inc. Accordingly, upon effectiveness, this registration statement shall act as a post-effective amendment to such earlier registration statement.

PRELIMINARY PROSPECTUS, DATED AUGUST 15, 2002. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



PROSPECTUS

                            [GRAPHIC OBJECT OMITTED]
                                   WILD OATS
                                 MARKETS, INC.


                                  COMMON STOCK

     This prospectus covers the offer and sale of up to 4,450,000 shares of common stock, $.001 par value per share, of Wild Oats Markets, Inc., a Delaware corporation (the "Company"), by the Company to investors at a single closing and at a fixed price per share established by reference to the prevailing market price as agreed with the investors.

     Our executive offices are located at 3375 Mitchell Lane, Boulder, Colorado 80301, and our telephone number is (303) 440-5220.

     The common stock is quoted on Nasdaq National Market under the symbol "OATS." On August 14, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $13.50 per share.

     Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.





                             ______________________







                 The date of this prospectus is August 15, 2002.

                                TABLE OF CONTENTS



                                                                          Page

Wild Oats Markets.....................................................      1
Risk Factors..........................................................      3
Special Note Regarding Forward-Looking Information....................      7
Recent Events and Other Material Information..........................      8
Use of Proceeds.......................................................     11
Plan of Distribution..................................................     11
Legal Matters.........................................................     12
Experts...............................................................     13
Where You Can Find More Information...................................     13

                                WILD OATS MARKETS

     Wild Oats Markets, Inc. is one of the largest natural foods supermarket chains in North America. As of August 14, 2002, we operated 101 natural foods stores, including two small vitamin stores, in 23 states and British Columbia, Canada under several names, including:

     o    Wild Oats Natural Marketplace (nationwide);

     o    Henry's Marketplace (San Diego and Orange County, California);

     o    Nature's - A Wild Oats Market (metropolitan Portland, Oregon);

     o    Sun Harvest Farms (Texas); and

     o    Capers Community Market (British Columbia, Canada).

     We are dedicated to providing a broad selection of high-quality natural, organic and gourmet foods and related products at competitive prices in an inviting and educational store environment emphasizing customer service. Our stores range in size from 2,700 to 45,000 gross square feet and feature natural alternatives for virtually every product category found in conventional supermarkets. We provide our customers with a one-stop, full-service shopping alternative to both conventional supermarkets and traditional health food stores. We believe we have developed a differentiated concept that appeals to a broader, more mainstream customer base than the traditional natural foods store. Our comprehensive selection of natural health foods products appeals to health-conscious shoppers while we also offer virtually every product category found in a conventional supermarket, including grocery, produce, meat, poultry, seafood, dairy, frozen, food service, bakery, vitamins and supplements, health and body care and household items.

     Retail sales of natural products have grown from $7.6 billion in 1994 to $24.6 billion in fiscal 2000, a 21.6% compound annual growth rate, and total sales of natural products (including over the internet, by practitioners, by multi-level marketers and through mail order) reached $32.1 billion in fiscal 2000, according to the Natural Foods Merchandiser. Sales growth in the traditional grocery industry has remained relatively flat over the same period. We believe that this growth reflects a broadening of the natural products consumer base, which is being propelled by several factors, including healthier eating patterns, increasing concern regarding food purity and safety and greater environmental awareness. Our unique positioning, coupled with industry data that states that the natural products industry comprises less than 5% of the total grocery industry, offers significant potential for us to continue to expand our customer base.

     Our sales grew from $838.1 million during fiscal 2000 to $893.2 million during fiscal 2001, an increase of 6.6%, due largely to improvements in merchandising, marketing and operations in our stores and the opening of four new stores. We also believe that sales increases, in the face of a number of store closures and sales, resulted from the implementation in 44 of our natural foods supermarket format stores of certain new strategic initiatives. These include strategic banner consolidation to build brand equity, and marketing, merchandising and pricing initiatives as part of our Fresh Look program. The Fresh Look program was tested in our Colorado stores on a modified format in July of 2001, and rolled out to 44 stores in phases during September, October and November of 2001. The Fresh Look program includes price reductions on up to 2,500 items per store, increased marketing through the introduction of a weekly, eight-page flyer that is distributed to a broader range of potential customers, and operational modifications in the stores, including product reorganization, department reorganization within the store, modification of product mix and increased labor staffing.

     We added 4, 13, 25, 16 and 14 new and acquired stores to our store base in fiscal years 2001, 2000, 1999, 1998 and 1997, respectively. As a result of our aggressive growth over the last five years, we have increased our penetration of existing markets, entered new geographic markets and created a stronger platform for future growth. We believe our growth has resulted in operating efficiencies created by:

     o    warehousing, distribution and administrative economies of scale;

     o    improved volume purchasing discounts; and

     o    coordinated merchandising and marketing strategies.

     Our aggressive growth has also resulted in operations and acquisition integration difficulties that had a negative impact on our overall operating results in fiscal 2001.

     At the end of fiscal 2001, we had 107 stores located in 23 states and Canada, as compared to 106 stores in 22 states and Canada as of the end of fiscal 2000. A summary of store openings, acquisitions, closures and sales is as follows:

                                                    TOTAL STORE COUNT
                                          -------------------------------------
                                               Fiscal Year            Period
                                                 Ending               Ending
                                          ----------------------     ----------
                                                                      August 14,
                                            2000         2001           2002
                                          ---------    ---------     ----------

 Store count at beginning of period          110          106            107
 Stores opened                                14            4              1
 Stores acquired                               2
 Stores closed                               (17)          (1)            (4)
 Stores sold                                  (3)          (2)            (3)
                                          ---------    ---------     ----------
 Store count at end of period                106          107            101
                                          =========    =========     ==========


     As part of our strategic repositioning announced in the second and fourth quarters of fiscal 2000, we identified 22 natural foods stores for closure or sale due to weak performance. In fiscal 2000, we closed 10 and sold three of those identified stores. In the second quarter of fiscal 2001, as part of additional evaluation of our operations by new management, we identified an additional three stores for closure in fiscal 2001; in the fourth quarter of fiscal 2001, we extended our evaluation and identified an additional three stores for closure in fiscal 2001 and 2002. To date, we have closed four of the identified stores, terminated our lease-related obligations as to two of the identified locations and sold five of the identified stores, four in related transactions. We also closed two small vitamin stores in the second and third quarters of fiscal 2000. Due to a change in estimates related to changes in facts and circumstances during the fourth quarter of fiscal 2001, we decided to continue to operate four stores previously identified for closure or sale. A summary of restructuring activity by store count is as follows:

                                                                RESTRUCTURING STORE COUNT
                                                        -----------------------------------------
                                                               Fiscal Year              Period
                                                                 Ending                 Ending
                                                        --------------------------    -----------
                                                                                      August 14,
                                                           2000           2001           2002
                                                        -----------    -----------    -----------
Stores remaining at commencement of period                                  9              6
Stores identified in fiscal 2000 for closure or sale        22
Stores identified  in fiscal 2001 for closure or sale                       6
Stores identified in fiscal 2002 for closure or sale                                       1
Identified stores closed or abandoned                      (10)            (3)            (4)
Identified stores sold                                      (3)            (2)            (3)
Reversal of stores identified for closure or sale                          (4)
                                                        -----------    -----------    -----------
Identified stores remaining at period end                    9              6              0
                                                        ===========    ===========    ===========



                                  RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business may suffer, the trading price of common stock could decline, and you may lose all or part of your investment.

Our quarterly financial results and our stock price may fluctuate significantly

     Our quarterly results of operations may differ materially from quarter to quarter for a variety of reasons, including the timing and success of new store openings, overall store performance, changes in the economy, seasonality and the timing of holidays, significant increases or decreases in prices for or availability of goods and services, competitive pressure and labor disturbances, as well as other factors mentioned in this section.

     Our stock price has been and continues to be fairly volatile. Our stock price is affected by our quarterly and year-end results, results of our major competitors and suppliers, general market and economic conditions and publicity about us, our competitors, our vendors or our industry. Volatility in our stock price may affect our future ability to raise proceeds from equity financings, renegotiate our existing credit agreement or enter into a new borrowing relationship, or affect our ability to obtain new store sites on favorable economic terms.

Our past comparable store sales may not be indicative of future comparable store sales

     A variety of factors affect our comparable store sales results, including, among others:

     o the opening of stores by us or by our competitors in markets where we have existing stores;

     o    the relative proportion of new stores to mature stores;

     o    store remodels; o the timing of promotional events;

     o    our ability to follow our operating plans effectively;

     o    changes in consumer preferences for natural foods products; and

     o    general economic conditions.

     Past increases in comparable store sales may not reflect future performance. Comparable store sales for any particular period may decrease in the future. Due to the factors listed above, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future financial performance. Fluctuations in our comparable store sales could cause the price of our common stock to fluctuate substantially.

Increased competition in the sale of natural foods products could reduce our profitability

     Our competitors currently include other independent and multi-unit natural foods supermarkets, smaller traditional natural foods stores, conventional supermarkets and specialty grocery stores. We believe that our primary competitor is Whole Foods Market, Inc., a national natural foods supermarket chain based in Texas, which, as of August 7, 2002, had 133 stores and had annual sales of approximately $2.3 billion in its 2001 fiscal year. A number of other natural foods supermarkets offer a range of natural foods products similar to those we offer. While some competitors do not offer as full a range of products as we do, they do compete with us in some product categories.

     Many of our competitors have been in business longer and have greater financial or marketing resources than we do. Our competitors also may be able to devote more funds and employees to securing suitable locations for new stores and to the sourcing, promotion and sale of their products. In addition, should any of our competitors reduce prices, we may be required to reduce prices to remain competitive, which could result in lower sales and profitability. As we open stores in new geographic markets, our success will depend in part on our ability to gain market share from established competitors. Traditional and specialty grocery stores are expanding the amount of natural foods they carry and market, and therefore they now compete directly with us for products, customers and locations. We expect competition from both new and existing competitors to increase in our markets and we may not be able to compete effectively in the future, which could adversely affect our profitability.

Economic conditions may affect us to a greater degree than our competitors

     Downturns in general economic conditions in communities, states, regions or the nation as a whole can negatively affect our results of operations. While purchases of food generally do not decrease in a slower economy, consumers may choose less expensive alternative sources for food purchases. In addition, downturns in the economy make the disposition of excess properties, for which we continue to pay rent and other carrying costs, substantially more difficult as the markets become saturated with vacant space and market rents decrease.

Information picketing and other union activities may negatively affect our sales

     From time to time, unions will attempt to organize employees or portions of the employee base at stores or our distribution or manufacturing facilities. Responses to organization attempts require substantial management and employee time and are disruptive to operations. In addition, from time to time certain of our stores may be subject to informational picketing by local trade unions, which can discourage customer traffic and lower sales volumes.

Loss of key personnel could disrupt our operations

     We believe that our continued success will depend to a significant extent upon the leadership and performance of our key executive personnel, including:

     o    Perry D. Odak, our Chief Executive Officer and President;

     o    Stephen P. Kaczynski, our Senior Vice President of Merchandising; and

     o    Bruce Bowman, our Senior Vice President of Operations.

     The loss of the services of these individuals or other of our key personnel could harm our operations. We do not maintain key person insurance on any of these personnel. Our continued success is also dependent upon our ability to attract and retain qualified executives to meet our future growth needs. We face intense competition for qualified executives, many of whom are subject to offers from competing employers. We may not be able to attract and retain key executive personnel as necessary to operate our business.

Disruptions of product supply could reduce store sales and profitability and disrupt our operations

     Our business is dependent on our ability to buy products on a timely basis and at competitive prices from a small number of distributors and from a large number of relatively small vendors. We purchase 28.2% of our total goods from one distributor under an agreement that expires in August 2002. On June 14, 2002, we entered into a new distribution agreement with Tree of Life, Inc., as distributor, which commences in September 2002 (See "Recent Events and Other Material Information" beginning on page 8). We may experience short term disruptions in delivery of goods as the transition from the prior distributor to Tree of Life is implemented, resulting in reduced sales. Upon expiration of the existing distribution agreement with our current primary distributor, other than the new distribution agreement with Tree of Life, we will have no other supply contracts with the majority of our smaller vendors, who could discontinue selling to us at any time. Although we believe that we could develop alternative sources of supply, any such termination may create a short-term disruption in store-level merchandise selection, resulting in reduced sales. Any significant disruption in the supply of goods could have a material impact on our overall sales volume, cost of goods and our profitability. We may not be able to negotiate future supply agreements with this or other distributors on terms favorable to us, if at all.

Changes in government regulation could increase our costs and harm our operating results

     We are subject to many laws, regulations and ordinances at the local, state and national level and problems or failures to comply with these laws could negatively affect our store sales and operations, or could delay the opening of a new store. Such laws regulate our operations, including:

     o    health and sanitation standards;

     o    food labeling and handling requirements;

     o    employment and wage levels; and

     o    food and alcoholic beverage sales regulations.

     For example, in the fall of 2002, the U.S.D.A.'s National Organic Standards, a comprehensive program of regulations governing the growing, production, handling and sale of goods advertised as "organic", will be fully implemented. We may experience a disruption in our product offerings if our suppliers are unable to comply with these standards or our stores require certification as organic handlers to handle certain organic foods. Additionally, approximately 17% of our total sales come from the sale of vitamins, supplements and herbal products and there have been many proposals for new laws on a national level to restrict sales of certain supplement products or to regulate information available to consumers regarding these products.

     Modifications in existing laws and the implementation of new laws governing components of our business operations may be triggered by consumer and regulatory concerns regarding food safety issues, new technology or competitive pressures. Such modifications could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling and/or scientific substantiation. Any of these requirements could harm our sales volume, costs of goods and direct store expenses. In addition, from time to time we are audited by various governmental agencies for compliance with existing laws, and we could be subject to fines or operational modifications as a result of noncompliance.

Our Fresh Look program may not be successful, which would harm our operating results

     In 2001, we introduced our Fresh Look program in 44 of our natural supermarket stores, and as part of such program reduced everyday prices on up to 2,500 items per store and implemented a weekly flyer program, with an expanded selection of sale items. As of August 14, 2002, we have implemented the Fresh Look program in 16 additional stores and as a result as of that date have implemented the Fresh Look program in a total of 60 of our natural foods supermarket stores. Our Fresh Look program may not be successful, in which case we will experience an increase in costs and a decrease in gross margins without a corresponding increase in gross sales. For example, after analysis of results from the Fresh Look stores and additional customer research, we determined that some pricing reductions on certain items were overly aggressive, resulting in greater margin erosion without corresponding customer recognition and item movement, and we are evaluating a modest price increase on selected products.

Successfully opening and operating new stores is a critical component of our growth strategy

     We have grown considerably in size and geographic scope since 1992. Between 1997 and 2001, we added 72 new and acquired stores to our store base. We plan to continue growing, primarily through the opening of new stores. If we are unable to successfully open and operate new stores our growth strategy will be restricted and our operating results will be harmed. We are currently restricted by our bank covenants in the number of new leases we can sign and the amount of aggregate new store capital expenditures we can make; however, the bank covenants allow us to add additional leases and make additional capital expenditures if we are successful in raising $30.0 million or more in new equity financings. Our ability to successfully open and operate new stores depends on many factors, including our ability to:

     o raise sufficient equity financing to allow us to execute new leases and spend additional capital in accordance with the terms of our current bank covenants;

     o hire and train new personnel, including administrative and accounting personnel, departmental, regional and store managers, store employees and other personnel in our corporate organization;

     o expand into areas of the country where we have no operating experience; o identify areas of the country that meet our criteria for new store sites; o locate suitable store sites and negotiate acceptable lease terms;

     o obtain governmental and other third party consents, permits and licenses needed to operate new stores; o integrate new stores into our existing operations; o expand our existing systems or acquire and implement new systems, including information systems, hardware and software, and distribution infrastructure, to include new, relocated and acquired stores; and

     o    obtain adequate funding for operations.

     New stores build their sales volumes and refine their merchandise selection gradually and, as a result, generally have lower gross margins and higher operating expenses as a percentage of sales than more mature stores. We anticipate that the stores we opened in 2001 and 2002 will experience operating losses for the first six to 12 months of operation, in accordance with historical trends; however, given the continued weakening of the U.S. economy in the wake of the events of September 11, 2001, operating losses may be extended for additional periods of time. Additionally, we incur significant pre-opening expenses and, as a result, the opening of a significant number of new stores in a single period will negatively affect our operating results.

We may grow our business through the acquisition of other stores, which we may be unable to successfully accomplish

     We will continue to consider acquisitions of natural foods retailers where attractive opportunities exist. Acquisitions of operating stores involve risks which could have a negative effect on our business and financial results such as:

     o    short-term declines in our reported operating results;

     o    diversion of management's attention;

     o    unanticipated problems or legal liabilities;

     o inclusion of incompatible operations, particularly management information systems; and

     o    inexperience in operating different store formats.

     Further, acquired stores, while generally profitable as of the acquisition date, generate lower gross margins and store contribution margins than our company average due to their substantially lower volume purchasing discounts and the integration of the acquired stores into our operating systems. Over time, we expect the gross margin and store contribution margin of acquired stores to approach our company average. Other factors that could cause acquired stores to perform at lower-than-expected levels include, among other things, difficulties in integrating existing employees, turnover of regional and store management, disruption of advertising, changes in product mix and delays in the integration of purchasing programs.

Our remodeling efforts may cause an extended reduction in the sales volumes of our remodeled stores

     We completed the remodeling of 15 of our older stores in 2001, and remerchandised a number of our stores in the second, third and fourth quarters of 2001, with the goal of eliminating slower-selling products, reducing excess SKU counts in certain categories of products, and giving greater emphasis to produce, meat and seafood and grocery departments. We plan to remodel and remerchandise a number of our older remaining stores, subject to the limitations of our bank covenants and the availability of capital. Remodels and remerchandising typically cause short-term disruption in sales volume and related increases in certain expenses as a percentage of sales, such as payroll. Current and future remodeled or remerchandised stores may experience sales disruptions and the related impact on earnings to a greater degree than we have projected.

Our strategy of clustering stores may cause an extended decrease in sales of clustered stores

     As part of our growth strategy, we strive to locate stores in clusters in select regional markets to increase overall sales, reduce operating costs and increase customer awareness. Our comparable store sales results have been negatively affected in the past by, among other factors, planned cannibalization, which is the loss of sales at an existing store when we open a new store nearby, resulting from the implementation of our store clustering strategy. Some new stores opened in the past two years have caused a greater degree of cannibalization than previously expected, and we currently believe that the store contribution margins at the older, affected stores in these regions will not rebound to their prior levels. In other existing markets, the sales and operating results trends for other stores may continue to experience temporary declines related to the clustering of stores. We are currently reevaluating our clustering strategy in response to greater-than-expected sales cannibalization in certain existing markets where we opened new stores.

Our growth strategy has placed, and will continue to place, a significant strain on our management

     Although we believe that we have the management, operational and information systems, distribution infrastructure and other resources required to implement our growth strategy, we may not be able to execute our new store expansion plans within the expected time frame. Our continued growth may place a significant strain on our management, our ability to distribute products to our stores, working capital, and financial and management control systems. In order for us to manage our expanding store base successfully, our management will be required to anticipate the changing demands of our growing operations and to adapt systems and procedures accordingly. If we are not able to do so, our business, sales and overall profitability will be materially and negatively affected.

We do not intend to pay cash dividends for the foreseeable future

     We have never paid cash dividends on shares of our common stock. We do not intend to pay cash dividends in the foreseeable future. Our credit facilities contain various financial covenants which restrict, among other things, our ability to pay cash dividends.

Legal proceedings could materially impact our results

     From time to time we are party to legal proceedings including matters involving personnel and employment issues, distribution relationships, real estate leases, and other proceedings arising in the ordinary course of business. Although not currently anticipated by management, our operating results could be harmed by the decisions and expenses related to such proceedings.

We may be subject to product liability claims if people are harmed by the products we sell

     There is increasing governmental scrutiny of and public awareness regarding food safety. We believe that many customers choose to shop at our stores because of their interest in health, nutrition and food safety. We believe that our customers hold us to a higher standard than conventional supermarkets. The real or perceived sale of contaminated food products by us could result in decreased sales and product liability claims, which would harm our operating results.

Information system upgrades or integrations may disrupt our operations or financial reporting

     We continually evaluate and upgrade our management information systems. We have completed a number of acquisitions in recent years, and the information systems of some of the acquired operations have not been fully integrated with our information systems. Although we do not anticipate any disruption in our operations or financial reporting as a result of system upgrades or system integrations, there can be no assurance that such disruption will not occur or that the desired benefits from the system upgrades will be realized.

We May Be Unable to Refinance Our Bank Debt on Attractive Terms

     Our $125,000,000 bank credit facility matures in August 2003 and contains some covenants which are more restrictive on our operational and financial flexibility than we believe could be achieved in a new facility. Following the sale of the shares of common stock offered by this prospectus, we hope to arrange and issue up to $100,000,000 in senior and/or subordinated debt, the proceeds of which will be used, together with operating cash and a portion of the proceeds from the sale of the shares of common stock offered by this prospectus, to refinance our existing facility. We have begun the process of investigating possible debt refinancing opportunities, but there can be no assurance as to whether the debt markets will be receptive to a refinancing on terms that would be attractive to us or as to the timing of arranging any such refinancing.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In some cases, you can identify these forward-looking statements by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should" and "continue" and other similar words and expressions. Specifically, this prospectus contains forward-looking statements regarding:

     o    our plans to open, acquire, relocate or close additional stores;

     o    the anticipated performance of such stores;

     o    the impact of competition and current economic uncertainty;

     o the sufficiency of funds to satisfy our cash requirements through the remainder of fiscal 2002;

     o    our expectations for comparable store sales;

     o    our plans for redesigning our natural foods supermarket store format;

     o the impact of changes resulting from implementation of our Fresh Look merchandising, advertising and pricing program;

     o    levels of cannibalization caused by clustering stores; and

     o    expected pre-opening expenses and capital expenditures;

     Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the following:

     o    our ability to conclude a private placement of our stock;

     o the timing and success of the implementation of the Fresh Look program;

     o the timing and execution of new store openings, relocations, remodels, sales and closures;

     o    the impact of competition;

     o    changes in product supply or suppliers;

     o    changes in management information needs;

     o    changes in customer needs and expectations;

     o    governmental and regulatory actions;

     o    general industry or business trends or events;

     o changes in economic or business conditions in general or affecting the natural foods industry in particular;

     o competition for and the availability of sites for new stores and potential acquisition candidates; and

     o    other factors referenced in this prospectus.

     You should also consider carefully the risk factors described on pages 3 through 7 of this prospectus, which address additional factors that could cause our results to differ from those set forth in the forward-looking statements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results, except to the extent required by law.


                  RECENT EVENTS AND OTHER MATERIAL INFORMATION

     Perry D. Odak's Right to Receive Additional Options - Perry D. Odak, the Company's Chief Executive Officer and President and a director of the Company, is a party to an employment agreement under the terms of which he will be entitled, by virtue of the sale of the common stock offered pursuant to this prospectus, to receive options to purchase sufficient additional shares of common stock (but not in excess of 294,144 shares) to maintain his percentage interest at 5% of the outstanding common stock (determined as if such options were issued). The options will be issued under our stock option plan with a term of ten years vesting ratably on a monthly basis over four years, subject to accelerated vesting in the case of certain changes of control or in the event that the average closing sale prices of the common stock over a 90 trading day period trades above specified targets. The exercise price of the options will be issued at the fair market value on the date of grant, which will be deemed to be the closing sale price of the shares of common stock on the day before the date of grant.

      In August of 2002, the Company's Board of Directors approved a third amendment to Mr. Odak's employment agreement, pursuant to which up to 70,000 of the stock options to which Mr. Odak would otherwise be entitled under his employment agreement as a result of the closing of this offering may be granted to other employees of the Company designated by Mr. Odak. The options only would be granted upon the closing of this offering (or another capital-raising transaction), have a 10-year term, vest over four years and have an exercise price equal to the closing price of the Company's stock on the date the offering (or other such capital-raising transaction) is concluded. An equal number of options would be granted simultaneously to Mr. Odak; provided that the options granted to Mr. Odak only would be exercisable as the options granted to other employees terminated (as opposed to expired) without exercise. At the time the options are issued as proposed under the amendment to the employment agreement, a simultaneous matching grant by the Company of up to 70,000 additional options from the Company's 1996 Equity Incentive Plan will be made to the same employees. The Company may incur quarterly compensation expense, based on any increase in the then-current stock price over the exercise price, as a result of the issuance of the initial 70,000 options to the designated employees and Mr. Odak.

     John A. Shields Director Compensation - John A. Shields, who has been Chairman of the Board of Directors of the Company since July 1996, was recently granted by our Board of Directors a payment of $60,000 in recognition of significant efforts made by him on our behalf over the past year, including in connection with negotiating a settlement of certain disputes with our founders and related transition issues, as well as increase in his monthly compensation from us from $1,000 to $5,000 effective as of May 1, 2002. Mr. Shields has received, and expressed his preference to continue to receive, all such payments in the form of options to purchase common stock. The options, consistent with past practice, are fully vested, have a term of ten years and are granted at an exercise price equal to 85% of the fair market value on the date of grant (deemed to be the closing sale price of the shares of common stock on the day before the date of grant) such that the aggregate spread in the options on such date will be equal to the amount of his monthly compensation.

      Capitalization - As of the date of this prospectus, we have 25,154,104 outstanding shares of common stock and 3,050,225 options to purchase common stock at exercise prices ranging from $3.13 per share to $26.50 per share. The number of outstanding shares reflects the shares issued to our founders as part of a settlement agreement with them and the number of options reflects grants of director options for all meetings through the date of this prospectus and grants of options to Mr. Shields in respect of his monthly compensation through July 2002. Assuming that a total of 4,450,000 shares of common stock are sold pursuant to this prospectus, Mr. Odak would be granted options to purchase an additional 234,211 shares of common stock and other employees of the Company would be granted options to purchase 140,000 shares of common stock, in each case with the terms described above.

      Possible New Severance Agreements - In recognition of their value in retaining valuable employees, our Board of Directors has approved in principle the granting of severance agreements to a group of key members of our management, other than Mr. Odak, whose employment agreement already provides for severance arrangements. The terms of the proposed severance agreements are under review, but are expected to be finalized and implemented within the next several months.

     Refinancing of Credit Facility - Our $125,000,000 bank credit facility matures in August 2003 and contains some covenants which are more restrictive on our operational and financial flexibility than we believe could be achieved in a new facility. Following the sale of the shares of common stock offered by this prospectus, we hope to arrange and issue up to $100,000,000 in senior and/or subordinated debt, the proceeds of which will be used, together with operating cash and a portion of the proceeds from the sale of the shares of common stock offered by this prospectus, to refinance our existing facility. We have begun the process of investigating possible debt refinancing opportunities, but there can be no assurance as to whether the debt markets will be receptive to a refinancing on terms that would be attractive to us or as to the timing of arranging any such refinancing.

     New Distribution Agreement - As disclosed in a Current Report on Form 8-K, filed with the SEC on July 1, 2002, on June 14, 2002, we entered into an Agreement for Distribution of Products (the "Distribution Agreement") with Tree of Life, Inc., as distributor. The distribution arrangement commences effective September 1, 2002, which is the date upon which our existing primary distribution contract with United Natural Foods, Inc. expires. The Distribution Agreement has no specified term, although either party can terminate the Agreement after three years upon 120 days' prior written notice to the other party. Either party also may terminate the Distribution Agreement for defaults, as defined in the Distribution Agreement, by the other party of certain provisions of the Distribution Agreement. Under the terms of the Distribution Agreement, we are obligated to purchase 90% of the total cost of specified categories of goods for sale in our U.S. stores from Tree of Life, except in certain defined circumstances when such percentage purchasing obligation is excused We currently are implementing a transition plan designed to switch the primary distribution of goods from our existing distributor to Tree of Life with minimal disruption to our store operations.

     New Accounting Standard - Goodwill and Other Intangible Assets

      Effective December 30, 2001, the Company implemented SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 was issued in July 2001, supersedes Accounting Principles Bulletin No. 17, Intangible Assets, and is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. SFAS No. 142 (1) prohibits the amortization of goodwill and indefinite-lived intangible assets, (2) requires testing of goodwill and indefinite-lived intangible assets on an annual basis for impairment (and more frequently if the occurrence of an event or circumstance indicates an impairment), (3) requires that reporting units be identified for the purpose of assessing potential future impairments of goodwill and (4) removes the 40-year limitation on the amortization period of intangible assets that have finite lives.

      In conjunction with its purchase acquisitions, the Company historically had recorded goodwill at the store level; however, based on the Company's recent consolidation of its brands to increase synergy and awareness, the Company has changed its goodwill accounting policy and accordingly has assigned the carrying value of its goodwill to one reporting unit at the enterprise level to recognize goodwill for the brand, as opposed to the past practice of recording goodwill at the store level. During the second quarter of fiscal year 2002, the Company completed the impairment test prescribed by SFAS No. 142 and concluded that no impairment of goodwill existed as of December 30, 2001. The Company anticipates an annual decrease in amortization of goodwill of approximately $3.0 million and a corresponding annual increase to net income of $1.8 million. The Company intends to test goodwill for impairment annually or more frequently if the occurrence of an event or circumstance indicates potential impairment.

     Also, upon implementation of SFAS No. 142, the Company identified intangible assets related to leasehold interest resulting from store lease agreements with a carrying value of approximately $7.9 million at December 30, 2001. The Company determined that there is no indication of impairment of these assets and that the average 20-year life assigned to these assets is appropriate. Going forward, the Company will test these intangibles for impairment annually or more frequently if the occurrence of an event or circumstance indicates impairment.

     The amortization of intangibles expense (net of tax) and net income (loss) available to common stockholders are as follows (in thousands):

                                              SIX MONTHS ENDED                           FISCAL YEAR
                                     ------------------------------        ------------------------------------
                                     June 29, 2002    June 30, 2001          2001          2000          1999
                                     -------------    -------------        --------      ---------     --------
Goodwill amortization                $     --          $     946           $  1,883      $  1,967      $  1,783
Leasehold interest amortization      $    149          $     120           $    270      $    254      $     82
Net income (loss) available          $  2,166          $ (38,238)          $(43,912)     $(15,021)     $ 12,488
to common stockholders


     The following table illustrates net income (loss) available to common stockholders as if SFAS No. 142 had been implemented as of January 3, 1999 (in thousands):

                                               SIX MONTHS ENDED                              FISCAL YEAR
                                        --------------------------------      -------------------------------------------
                                        June 29, 2002      June 30, 2001         2001              2000            1999
                                        -------------      -------------      -------------------------------------------
Reported net income (loss)
    available to common stockholders     $    2,166        $  (38,238)        $  (43,912)        $(15,021)       $ 12,488
Goodwill amortization                            --               946              1,883            1,967           1,783
                                         ----------        ----------         ----------         --------        --------
Adjusted net income available
    to common stockholders               $    2,166        $  (37,292)        $  (42,029)        $(13,054)       $ 14,271
                                         ==========        ==========         ==========         ========        ========

EARNINGS PER SHARE -
     BASIC AND DILUTED
Reported net income (loss)
    available to common stockholders     $     0.09        $    (1.58)        $    (1.80)        $  (0.65)       $   0.53
Goodwill amortization                            --              0.04               0.08             0.08            0.08
                                         ----------        ----------         ----------         --------        --------
Adjusted net income available
     to common stockholders              $     0.09        $    (1.54)        $    (1.72)        $  (0.57)       $   0.61
                                         ==========        ==========         ==========         ========        ========


      During the three months and six months ended June 29, 2002, amortization of intangible assets expense was $119,000 and $237,000, respectively. The estimated amortization of intangible assets for each of the five fiscal years ending in fiscal 2006 is as follows (in thousands):

                Fiscal Year            Amortization Expense
            -------------------        --------------------

                   2002                     $ 472,000
                   2003                       472,000
                   2004                       472,000
                   2005                       472,000
                   2006                       472,000


                                 USE OF PROCEEDS

      After payment of approximately $____ in expenses, we expect to have net proceeds of approximately $____ from the sale of the shares of the common stock offered by this prospectus. The net proceeds from the sale of the common stock offered pursuant to this prospectus will be used for general corporate purposes, including capital expenditures, purchases of equipment and general operations, with approximately 65% of such proceeds used for the funding of new store expansion plans (as outlined in our annual report on Form 10-K for the year ended December 29, 2001), approximately 30% of such proceeds used for remodeling of certain of our 101 existing stores and maintenance of store capital equipment and other leasehold improvements, and approximately 5% of such proceeds used for the development of information systems and infrastructure aimed at reducing costs and improving operating margins. If necessary, a portion of the net proceeds also may be used in connection with the refinancing of our existing bank credit facility as described above.


                              PLAN OF DISTRIBUTION

     All of the shares of the common stock offered pursuant to this prospectus will be sold by us, with the assistance of our sole placement agent as described below, directly to investors to be identified. It is expected that all of the shares of the common stock will be sold at a single closing and at the same price. The price will be established by reference to the prevailing market price as agreed with investors. Such price might reflect a discount from the then prevailing market price.

     We have engaged J.P. Morgan Securities Inc. ("JPMorgan") to act as the sole placement agent on a best efforts basis for this offering. In this capacity, JPMorgan is an underwriter for purposes of the Securities Act, but will not be obligated to purchase the shares from us. Instead, JPMorgan will use its best efforts to facilitate the sale of all of the shares by us to the investors. As a result, it is possible that not all of the shares offered pursuant to this prospectus will be sold at the closing, in which case we would issue only a portion of the shares offered hereby and our expected net proceeds would be proportionally reduced. JPMorgan's engagement expires on March 26, 2003 unless earlier terminated by either JPMorgan or us at any time upon ten days' prior written notice. JPMorgan is affiliated with J.P. Morgan Partners (SBIC), LLC, which holds approximately 9.4% of our outstanding common stock and has a representative on our Board of Directors.

     As compensation for its services as the sole placement agent, we have agreed to pay JPMorgan a fee equal to 5.0% of the value of the common stock sold under this prospectus, except in the case of common stock sold to certain investors that we previously had identified to JPMorgan, in which case the fee will be 3.25%. We also have agreed to reimburse JPMorgan up to $50,000 (or such greater amount as we specifically may approve) for all of its reasonable out-of-pocket costs and expenses in connection with its engagement. JPMorgan's fee compensation may be deemed to be underwriter commissions.

     Prior to engaging JPMorgan to act as our sole placement agent, we had explored the possibility of conducting a private placement of our common stock, or securities convertible into common stock, with prospective investors, including several of our current stockholders and other eligible investors who expressed interest in such a private placement. This proposed private placement sought to raise net proceeds in the same general range as the net proceeds sought by this offering for the same use described under the heading "Use of Proceeds" above. None of our common stock was sold in the proposed private placement and this prospectus supersedes any selling material used in the proposed private placement. We terminated all offering activity related to the private placement by May 1, 2002, the date by which we had determined to pursue this offering in lieu of a private placement and had engaged JPMorgan to act as our sole placement agent. In negotiating JPMorgan's fees for this engagement, JPMorgan agreed to a reduced fee to the extent that the previously identified prospective investors participate in this offering. We anticipate that one or more of these previously identified prospective investors will purchase a portion of the shares offered hereby and, accordingly, JPMorgan's fee will be 3.25% for that portion of the shares sold to the previously identified investors and 5.0% for the balance of the shares sold in this offering.

     In connection with JPMorgan's engagement, we also have agreed to indemnify and hold harmless JPMorgan, its affiliates and their respective officers, directors, employees, agents and controlling persons (each an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with its engagement, or any claim, litigation, investigation or proceedings relating to the foregoing regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any legal or other out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

     We anticipate that one or more investors purchasing shares of common stock offered by this prospectus already will own shares of our common stock. We do not anticipate that any of the investors purchasing shares of common stock offered by this prospectus will have any other business relationships with us or our subsidiaries or affiliates.

     We are bearing all costs relating to the registration of the shares offered by this prospectus (other than fees and expenses, if any, of counsel or other advisors to the investors).

                                  LEGAL MATTERS

     The validity of the common stock being offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 29, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The report of Ernst & Young LLP, independent auditors, on the financial statements of Sun Harvest Farms, Inc. as of September 28, 1999, December 29, 1998, December 30, 1997, and for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997, and December 31, 1996, which report appears in the Form 10-K of Wild Oats Markets, Inc. for the year ended December 29, 2001 is incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding our company and the common stock being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information filed with the SEC, at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

     1.   Our annual report on Form 10-K for the year ended December 29, 2001;

     2. Our quarterly reports on Form 10-Q for the quarters ended March 30, 2002 and June 29, 2002;

     3.   Our current report on Form 8-K, filed with the SEC on July 1, 2002;

     4. The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on October 17, 1996; and

     5. The description of the rights to purchase our Series A junior participating preferred stock set forth in our registration statement on Form 8-A, filed with the SEC on May 21, 1998.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Wild Oats Markets, Inc., Attention: Chief Financial Officer, 3375 Mitchell Lane, Boulder, Colorado 80301, telephone: (303) 440-5220.



                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses payable by the registrant in connection with the offering of the common stock being registered, other than placement agent fees, the amount of which will depend upon the aggregate gross proceeds received. All the amounts shown are estimates, except for the registration fee. These expenses will be borne by the registrant.

         SEC registration fee                  $    $4,258.37
         Accounting fees and expenses               15,500.00
         Legal fees and expenses                   100,000.00
         Miscellaneous expenses                      5,000.00
                                                  -----------
                  Total                         $  124,758.37


Item 15. Indemnification of Officers and Directors.

     Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Certificate of Incorporation of the registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the Delaware General Corporation Law permits Delaware corporations to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Certificate of Incorporation and the Bylaws of the registrant provide for indemnification to the fullest extent permitted by applicable law. The Certificate of Incorporation limits the liability of the registrant's directors for monetary damages for breaches of the directors' fiduciary duty of care. In addition, the Certificate of Incorporation requires the registrant to indemnify its directors, officers, employees and agents serving at the registrant's request against expenses, judgment (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to the registrant's interests. The Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents of the registrant. In addition, the registrant has entered into agreements with its directors and certain executive officers that require it to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was our director or officer, provided that such person's conduct was not knowingly fraudulent or deliberately dishonest and did not constitute willful misconduct. The registrant also maintains an officers and directors liability insurance policy.

     The foregoing may reduce the likelihood of a derivative litigation against the registrant's directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, even though such actions, if successful, might otherwise benefit the registrant and its stockholders.


Item 16. Exhibits and Financial Statement Schedules.


(a)      Exhibits


Exhibit Number                      Description of Document
----------------     ----------------------------------------------------------

1.1                  Form of Placement Agency Agreement*

4. (i).1.(a)         Amended and Restated Certificate of Incorporation of
                     Wild Oats (1)

4 (i).1.(b)          Certificate of Correction to Amended and Restated
                     Certificate of Incorporation of Wild Oats (1)

4 (i).1.(c)          Certificate of Amendment to Amended and Restated
                     Certificate of Incorporation of Wild Oats (3)

4 (ii).1             Amended and Restated By-Laws of Wild Oats (1)

4.2                  Specimen stock certificate (2)

4.3 Rights Agreement dated May 22, 1998 between Wild Oats and Norwest Bank Minnesota (4)

4.4 Amendment No. 1 to Rights Agreement dated February 26, 2002 between Wild Oats and Wells Fargo Bank, N.A. (5)

5.1                  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

23.1                 Consent of PricewaterhouseCoopers LLP*

23.2                 Consent of Ernst & Young LLP*

23.3                 Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
                     Reference is made to Exhibit 5.1

24.1                 Power of Attorney**

______________
*   Filed herewith.
** Previously filed.

(1) Incorporated by reference to Wild Oats' Annual Report on Form 10-K for the year ended December 28, 1996 (File Number 0-21577).

(2) Incorporated by reference to Wild Oats' Registration Statement on Form S-1 (File Number 333-11261).

(3) Incorporated by reference to Wild Oats' Registration Statement on Form S-3 (File Number 333-88011).

(4) Incorporated by reference to Wild Oats' Registration Statement on Form S-8 (File No. 333-66347).

(5) Incorporated by reference to Wild Oats' Annual Report on Form 10-K for the year ended December 29, 2001 (File Number 0-21577).


Item 17. Undertakings

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on August 15, 2002.

                                          Wild Oats Markets, Inc.


Date:  August 15, 2002                    By:      /s/ Perry D. Odak
                                          -------------------------------------
                                          Perry D. Odak
                                          Chief Executive Officer and President
                                          (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

               Signature             Title                                Date
               ---------             -----                                ----

By:             *
   -----------------------------
           Perry D. Odak             Chief Executive Officer, President   August 15, 2002
                                     and Director (Principal Executive
                                     Officer)


By:       *
   -----------------------------
           Edward F. Dunlap          Chief Financial Officer (Principal   August 15, 2002
                                     Financial and Accounting Officer)


By:       *
   -----------------------------
           John A. Shields           Chairman                             August 15, 2002


By:       *
   -----------------------------
           David M. Chamberlain      Vice Chairman                        August 15, 2002


By:       *
   -----------------------------
           Brian K. Devine           Director                             August 15, 2002


By:       *
   -----------------------------
           David L. Ferguson         Director                             August 15, 2002


By:       *
   -----------------------------
           James B. McElwee          Director                             August 15, 2002


By:       *
   -----------------------------
           Mo J. Siegel              Director                             August 15, 2002


*By:     /s/ Freya R. Brier
   -----------------------------     Attorney-in-Fact
   Freya R. Brier, as Attorney-in-Fact                                    August 15, 2002


                                INDEX TO EXHIBITS

Exhibit Number                      Description of Document
----------------     ----------------------------------------------------------

1.1                  Form of Placement Agency Agreement*

4. (i).1.(a)         Amended and Restated Certificate of Incorporation of
                     Wild Oats (1)

4 (i).1.(b)          Certificate of Correction to Amended and Restated
                     Certificate of Incorporation of Wild Oats (1)

4 (i).1.(c)          Certificate of Amendment to Amended and Restated
                     Certificate of Incorporation of Wild Oats (3)

4 (ii).1             Amended and Restated By-Laws of Wild Oats (1)

4.2                  Specimen stock certificate (2)

4.3 Rights Agreement dated May 22, 1998 between Wild Oats and Norwest Bank Minnesota (4)

4.4 Amendment No. 1 to Rights Agreement dated February 26, 2002 between Wild Oats and Wells Fargo Bank, N.A. (5)

5.1                  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

23.1                 Consent of PricewaterhouseCoopers LLP*

23.2                 Consent of Ernst & Young LLP*

23.3                 Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
                     Reference is made to Exhibit 5.1

24.1                 Power of Attorney**

______________
* Filed herewith.
** Previously filed.

(1) Incorporated by reference to Wild Oats' Annual Report on Form 10-K for the year ended December 28, 1996 (File Number 0-21577).

(2) Incorporated by reference to Wild Oats' Registration Statement on Form S-1 (File Number 333-11261).

(3) Incorporated by reference to Wild Oats' Registration Statement on Form S-3 (File Number 333-88011).

(4) Incorporated by reference to Wild Oats' Registration Statement on Form S-8 (File No. 333-66347).

(5) Incorporated by reference to Wild Oats' Annual Report on Form 10-K for the year ended December 29, 2001 (File Number 0-21577) Exhibit 5.1

                                                                     Exhibit 1.1

                      [Form of Placement Agency Agreement]


                             WILD OATS MARKETS, INC.

          4,450,000 Shares of Common Stock, $0.001 par value per share

                           PLACEMENT AGENCY AGREEMENT
                           --------------------------


                                 August __, 2002

J.P. Morgan Securities Inc.
As Placement Agent
One Bush Street
San Francisco, CA  94104

Dear Sir or Madam:

         Wild Oats Markets, Inc., a Delaware corporation (the "Company"), proposes to issue and sell 4,450,000 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), to certain investors (collectively, the "Investors"). The Company desires to engage you as its placement agent (the "Placement Agent") in connection with such issuance and sale. The Shares are more fully described in the Registration Statement (as hereinafter defined)

         The Company hereby confirms as follows its agreements with the Placement Agent.

         1. Agreement to Act as Placement Agent. On the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions of this Agreement and the engagement letter, dated April 26, 2002, between the Company and the Placement Agent, as amended August __, 2002 (the "Engagement Letter"), the Placement Agent agrees to act as the Company's exclusive placement agent in connection with the issuance and sale, on a best efforts basis, by the Company of the Shares to the Investors. The Company acknowledges and agrees that the Placement Agent's engagement hereunder is not an agreement by the Placement Agent or any of its affiliates to underwrite or purchase any securities or otherwise provide any financing. As compensation for its services hereunder, the Company agrees to pay the Placement Agent a placement fee or fees in accordance with the first paragraph of Section 4 of the Engagement Letter.

         2. Delivery and Payment. Subject to the terms and conditions hereof, payment of the purchase price for, and delivery of certificates for, the Shares shall be made at the office of Coudert Brothers LLP, 1114 Avenue of the Americas, New York, New York 10036, or at such other place as shall be agreed upon by J.P. Morgan Securities Inc. and the Company, at 10:00 A.M., New York City time, on the third or fourth business day (as permitted under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) after the determination of the public offering price of the Shares (such time and date of payment and delivery being herein called the "Closing Date").

         Subject to the terms and conditions hereof, payment of the purchase price for the Shares shall be made to or upon the order of the Company by wire transfer in Federal (same day) funds to the Company, upon delivery of certificates for the Shares, through the facilities of The Depository Trust Company, to such persons, and shall be registered in such name or names and shall be in such denominations, as the Placement Agent may request at least one business day before the Closing Date. Payment of the purchase price for the Shares shall be made on the Closing Date by the purchasers thereof directly to the Company or by such purchaser to the Placement Agent who will remit such funds to the Company.

         Certificates evidencing the Shares shall be in definitive form and shall be registered in such names and in such denominations as the Placement Agent shall request by written notice to the Company.

         3. Representations and Warranties of the Company. The Company represents and warrants and covenants to the Placement Agent that:

            (a) The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (Registration No. 333-90096) relating to the Common Stock and certain other securities of the Company, under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations (collectively referred to as the "Rules and Regulations") of the Commission thereunder. The term "Registration Statement" as used herein means such registration statement, as amended, at the time it becomes or became effective (the "Effective Date"), including all material incorporated by reference therein and any information deemed to be included by Rule 430A. The Commission has not issued any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus or the Preliminary Prospectus (as defined below). The term "Preliminary Prospectus" as used herein means a preliminary prospectus relating to the Shares as contemplated by Rule 430 or Rule 430A ("Rule 430A") of the Rules and Regulations included at any time as part of the registration statement or filed with the Commission pursuant to Rule 424 of the Rules and Regulations. A final prospectus relating to the Shares containing information permitted to be omitted at the time of effectiveness by Rule 430A will be filed by the Company with the Commission in accordance with Rule 424(b) of the Rules and Regulations. The term "Prospectus" as used herein means the prospectus relating to the Shares as first filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations or, if no such filing is required, the form of final prospectus relating to the Shares included in the Registration Statement on the date it became effective, including all material, if any, incorporated by reference therein, except that if any revised prospectus or prospectus supplement shall be provided to the Placement Agent by the Company for use in connection with the offering and sale of the Shares which differs from the Prospectus (whether such revised prospectus or prospectus supplement is or not required to be filed by the Company pursuant to Rule 424(b) of the Rules and Regulations), the term "Prospectus" shall refer to such prospectus as revised or supplemented from and after the time such revised prospectus or prospectus supplement is first provided to the Placement Agent for such use.

            (b) At the time the Registration Statement or any post-effective amendment to the Registration Statement became effective, at the time the Prospectus is first filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations and when any supplement or amendment to the Prospectus is filed with the Commission and at the Closing Date (as defined in Section
2), the Registration Statement (and any post-effective amendment thereto) and the Prospectus (as amended or as supplemented if the Company shall have filed with the Commission any amendment or supplement to the Registration Statement or the Prospectus) contained and will contain all statements which are required to be stated therein in accordance with the Act and the Rules and Regulations, complied and will comply in all material respects with the Act and the Rules and Regulations, and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances under which they were made, in the case of the Prospectus) not misleading, and no event will have occurred which should have been set forth in an amendment or supplement to the Registration Statement or the Prospectus which has not then been set forth in such an amendment or supplement; each Preliminary Prospectus, as of the date filed with the Commission, did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that no representation or warranty is made in this Section 3(b) with respect to statements or omissions made in reliance upon and in conformity with written information furnished to the Company expressly for inclusion in any Preliminary Prospectus, the Registration Statement, or the Prospectus, or any amendment or supplement thereto by or on behalf of the Placement Agent specifically for the Company's use therein.

            (c) Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its subsidiaries has full corporate power and authority to conduct all the activities conducted by it, to own or lease all the assets owned or leased by it and to conduct its business as described in the Registration Statement and the Prospectus (or, if the Prospectus is not in existence, in the most recent Preliminary Prospectus). Each of the Company and its subsidiaries is duly licensed or qualified to do business and in good standing as a foreign organization in all jurisdictions in which the nature of the activities conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary, except where any failures to be so licensed or qualified will not individually or in the aggregate have a material adverse effect on the business, properties, operations, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Except as listed on Schedule 3(c) to this Agreement (the entities therein listed as subsidiaries of the Company hereinafter the "subsidiaries"), the Company does not own, directly or indirectly, any shares of capital stock or any other equity securities of any corporation or have any equity interest in any firm, partnership, joint venture, association or other entity. Complete and correct copies of the articles or certificate of incorporation and of the bylaws of each of the Company and its subsidiaries and all amendments thereto have been made available to the Placement Agent, and no changes therein will be made subsequent to the date hereof and prior to the Closing Date without notice to the Placement Agent.

            (d) The issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and nonassessable and are not now in violation of or subject to any preemptive or, except as set forth in the Registration Statement with respect to Perry Odak's right to additional options, similar rights. The Company has an authorized, issued and outstanding capitalization as set forth in the Registration Statement and the Prospectus as of the dates referred to therein. The description of the securities of the Company in the Registration Statement and the Prospectus is complete and accurate in all material respects. Except as set forth in the Registration Statement and the Prospectus, the Company does not have outstanding any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or exchangeable for, or any contracts or commitments to issue or sell, any shares of capital stock or other securities. All of the issued capital stock of each of the subsidiaries of the Company has been duly and validly authorized and issued and is fully paid and non-assessable and is owned directly or indirectly by the Company, free and clear of all liens, charges or encumbrances other than the encumbrances created by Amendment No. 1 to the Company's Amended and Restated Credit Agreement, dated October 17, 2001.

            (e) The Company has full corporate power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and equitable principles of general applicability.

            (f) The issuance and sale of the Shares have been duly and validly authorized by the Company, and the Shares, when delivered by the Company in accordance with this Agreement, assuming receipt of consideration therefor as provided in this Agreement, will be duly and validly issued, fully paid and nonassessable and will not have been issued in violation of or subject to any preemptive or, except as set forth in the Registration Statement with respect to Perry Odak's right to additional options, similar rights. The holders of the Shares will not be subject to personal liability by reason of being such holders. The Shares, when issued, will conform in all material respects to the description thereof set forth in the Registration Statement and the Prospectus.

            (g) The financial statements and the related notes and schedules included in the Registration Statement and the Prospectus present fairly, in all material respects, the financial condition of the Company as of the dates thereof and the results of its operations and cash flows for the periods covered thereby, and have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods covered (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments). No other financial statements or schedules of the Company or any other entity are required by the Act or the Rules and Regulations to be included in the Registration Statement or the Prospectus. PricewaterhouseCoopers LLP and Ernst & Young LLP (together, the "Accountants"), who have reported on such financial statements and schedules, are independent accountants with respect to the Company as required by the Act and the Rules and Regulations. The financial statements of the Company and the related notes and schedules included in the Registration Statement and the Prospectus have been prepared in conformity with the requirements of the Act and the Rules and Regulations.

            (h) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) the recorded accountability for cash and inventory for resale is compared with existing cash and inventory for resale at reasonable intervals and appropriate action is taken with respect to any differences.

            (i) Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus and prior to the Closing Date, except as set forth in the Registration Statement and the Prospectus, (i) there has not been and will not have been any change in the capitalization of the Company other than non-material changes in the ordinary course of business, or any material adverse change, arising for any reason whatsoever, in the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, (ii) neither the Company or any of its subsidiaries has incurred nor will it incur any material liabilities or obligations, direct or indirect, actual or contingent, nor has the Company or any of its subsidiaries entered into nor will it enter into any material transactions other than pursuant to this Agreement and the transactions referred to herein and (iii) the Company has not and will not have paid or declared any dividends or other distributions of any kind in respect of its capital stock.

            (j) All leases or subleases by the Company or any of its subsidiaries for retail stores are, to the Company's knowledge, under valid, binding and enforceable leases or subleases conforming to the description thereof set forth in or incorporated by reference into the Registration Statement and the Prospectus, with such exceptions as are not material and do not interfere in any material respect with the use made or proposed to be made of such property and buildings by the Company or such subsidiary.

            (k) The Company is not and, upon consummation of the transactions contemplated herein will not be, subject to registration as an "investment company" under the Investment Company Act of 1940, as amended.

            (l) Except as set forth in the Registration Statement and the Prospectus, there are no actions, suits or proceedings pending or, to the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries or any of their respective directors or officers in their capacity as such, before or by any court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign that are required to be disclosed in the Registration Statement or the Prospectus, including pursuant to Regulation S-X or Regulation S-K of the Rules and Regulations.

            (m) The Company and each of its subsidiaries has (i) all governmental licenses, permits, consents, orders, approvals and other authorizations necessary to carry on its business as presently conducted except where the failure to have any such governmental licenses, permits, consents, orders, approvals and other authorizations would not individually or in the aggregate have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, (ii) complied with all laws, regulations and orders applicable to either it or its business, except where any failures to so comply would not individually or in the aggregate have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, and (iii) performed all its obligations required to be performed, and is not, to the Company's knowledge, in default, under any material indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement, lease, contract or other agreement or instrument (collectively, a "contract or other agreement") to which it is a party or by which its property is bound or affected, except as otherwise set forth in the Registration Statement and the Prospectus and except where any such defaults would not individually or in the aggregate have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, and, to the Company's knowledge, no other party under any material contract or other agreement to which it is a party is in default in any respect thereunder. The Company is not in violation of any provision of its certificate of incorporation or by-laws.

            (n) Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance by the Company with the terms and provisions hereof require the consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any public, governmental or regulatory agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, except such as have been made or obtained under the Act, such as may be required under state securities or Blue Sky laws or such as are required by the bylaws and rules of the NASD.

            (o) Neither the execution, delivery and performance of this Agreement, nor the consummation of any of the transactions contemplated herein, nor the compliance by the Company with the terms and provisions hereof conflicts or will conflict with, or results or will result in a breach of, any of the terms and provisions of, or constitutes or will constitute a default (or an event with which notice or lapse of time, or both, would constitute such a default) under, or results in or will result in the creation or imposition of any lien, charge or encumbrance (except for such liens as would not individually or in the aggregate have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole) pursuant to the terms of any material contract or other agreement to which the Company or any of its subsidiaries is a party or by which any material property or assets of the Company or any of its subsidiaries may be bound; nor will such action result in any violation of any provision of the Company's organizational or governing documents, or any judgment, decree, order, statute, rule or regulation of any court or of any public, governmental or regulatory agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets.

            (p) There is no document or contract known to the Company of a character required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement that is not described or filed as required. All such contracts filed as exhibits to or disclosed in the Registration Statement or Prospectus to which the Company or any of its subsidiaries is a party have been duly authorized, executed and delivered by the Company or such subsidiary, constitute valid and binding agreements of the Company or such subsidiary, and are enforceable against the Company in accordance with the terms thereof, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and equitable principles of general applicability.

            (q) No statement, representation or warranty made by the Company in this Agreement or made in any certificate or document required by this Agreement to be delivered to the Placement Agent will be, when made, inaccurate, untrue or incorrect in any material respect.

            (r) The Company and its directors and officers have not taken, directly or indirectly, any action intended to cause or result, or which might reasonably be expected to cause or result, under the Act or otherwise, in, or which has constituted, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

            (s) Except for the registration rights granted under the Registration Rights Agreement dated July 12, 1996, among the Company and certain holders of Shares specified therein, no holder of securities of the Company has rights to the registration of any securities of the Company as a result of the filing of the Registration Statement, other than rights which are not exercisable due to the Placement Agent's determination (pursuant to its discretionary authority under the relevant registration rights agreement) to include only securities sold directly from the Company or which have been waived in writing.

            (t) The Common Stock currently outstanding is quoted on The Nasdaq National Market (the "NNM"), and the Shares to be sold under this Agreement have been included in a notification to be duly authorized for quotation on the NNM.

            (u) Neither the Company nor any of its subsidiaries is involved in any dispute with the National Labor Relations Board or a recognized labor union, which would have a material impact on the business properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, nor is any such dispute known by the Company to be threatened.

            (v) Except as set forth in the Registration Statement and the Prospectus, the business and operations of the Company and its subsidiaries have been and are being conducted in material compliance with all applicable laws, ordinances, rules, regulations, licenses, permits, approvals, plans, authorizations or requirements relating to occupational safety and health, or pollution, or protection of health or the environment (including, without limitation, those relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic substances, materials or wastes into ambient air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, gaseous or liquid in nature) of any governmental department, commission, board, bureau, agency or instrumentality of the United States, any state or political subdivision thereof, or any foreign jurisdiction, and all applicable judicial or administrative agency or regulatory decrees, awards, judgments and orders relating thereto, except where the failure to be in such compliance will not, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; and neither the Company's legal counsel nor any of its subsidiaries' legal counsel has knowledge of or has received any notice from any governmental instrumentality or any third party alleging any material violation thereof or liability thereunder (including, without limitation, liability for costs of investigating or remediating sites containing hazardous substances and/or damages to natural resources).

            (w) Except as disclosed in or specifically contemplated by the Registration Statement of the Prospectus, (i) the Company and its subsidiaries own or have obtained valid and enforceable licenses or options for the material inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, copyrights and trade secrets necessary for the conduct any material portion of the business of the Company and its subsidiaries as currently conducted; and (ii) (a) to the Company's knowledge, there are no third parties who have any ownership rights to any material intellectual property that is owned by, or has been licensed to, the Company or any of its subsidiaries for the products and services described in the Registration Statement and the Prospectus that would preclude the Company or such subsidiary from conducting its businesses as currently conducted, except for the ownership rights of the owners of the Intellectual Property licensed or optioned by the Company and its subsidiaries or where the failure to own or license such intellectual property would not have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole; (b) there is no pending or, to the Company's knowledge or any of its subsidiaries, threatened action, suit, proceeding or claim by others challenging the rights of the Company or any of its subsidiaries in or to any intellectual property owned, licensed or optioned by the Company or any of its subsidiaries, other than any such actions, suits, proceedings, or claims which, individually or in the aggregate if determined adversely to the Company or its subsidiaries, would not have a material adverse affect on the business's properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole;
(c) there is no pending or, to the Company's knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any intellectual property owned, licensed or optioned by the Company or any of its subsidiaries, other than any such actions, suits, proceedings, or claims which, individually or in the aggregate if determined adversely to the Company or its subsidiaries, would not have a material adverse affect on the business's properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole; and (d) there is no pending or, to the Company's knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its subsidiaries infringe or otherwise violate any patent, trademark, copyright, trade secret or other proprietary right of others, other than any such actions, suits, proceedings, or claims which, individually or in the aggregate if determined adversely to the Company or its subsidiaries, would not have a material adverse affect on the business's properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

            (x) Except as disclosed in Schedule 3(x), the Company and its subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of any tax deficiency which has been or might be asserted or threatened against it which could have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

            (y) On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

            (z) The Company and its subsidiaries maintain insurance of the types and in the amounts that the Company reasonably believes is adequate for their business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company or any of its subsidiaries, against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

            (aa) To the knowledge of the Company, neither the Company nor any of its subsidiaries has not at any time since its incorporation, directly or indirectly, (i) made any unlawful contribution to any candidate for public office, or failed to disclose fully any contribution in violation of law, or
(ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

         4. Agreements of the Company. The Company covenants and agrees with the Placement Agent as follows:

            (a) The Company will not, during such period as the Prospectus would be required by law to be delivered in connection with sales of the Shares by an underwriter or dealer in connection with the offering contemplated by this Agreement, file any amendment or supplement to the Registration Statement or the Prospectus, unless a copy thereof shall first have been submitted to the Placement Agent within a reasonable period of time prior to the filing thereof and the Placement Agent shall not have objected thereto in good faith.

            (b) The Company will notify the Placement Agent promptly, and will confirm such advice in writing, (i) when any post-effective amendment to the Registration Statement becomes effective, (ii) of any request by any securities or other governmental authority (including, without limitation, the Commission) of any jurisdiction for amendments or supplements to the Registration Statement or the Prospectus or for additional information, (iii) of the issuance by any securities or other governmental authority (including, without limitation, the Commission) of any jurisdiction of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose or the threat thereof, (iv) of the happening of any event that in the judgment of the Company makes any statement made in the Registration Statement or the Prospectus untrue or that requires the making of any changes in the Registration Statement or the Prospectus in order to make the statements therein, in light of the circumstances in which they made, not misleading and (v) of receipt by the Company or any representative or attorney of the Company of any other communication from the securities or other governmental authority (including, without limitation, the Commission) of any jurisdiction relating to any of the Registration Statement, any Preliminary Prospectus or the Prospectus in connection with the offering contemplated hereby. If at any time any securities or other governmental authority (including, without limitation, the Commission) of any jurisdiction shall issue any order suspending the effectiveness of the Registration Statement in connection with the offering contemplated hereby, the Company will make every reasonable effort to obtain the withdrawal of such order at the earliest possible moment. If the Company has omitted any information from the Registration Statement, pursuant to Rule 430A, it will comply with the provisions of and make all requisite filings with the Commission pursuant to said Rule 430A and notify the Placement Agent promptly of all such filings.

            (c) If, at any time when a Prospectus relating to the Shares is required to be delivered under the Act, any event occurs as a result of which the Prospectus, as then amended or supplemented, would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or the Registration Statement, as then amended, would include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, or if for any other reason it is necessary at any time to amend or supplement the Prospectus or the Registration Statement to comply with the Act or the Rules and Regulations, the Company will promptly notify the Placement Agent and, subject to Section 4(a) hereof, will promptly prepare and file with the Commission, at the Company's expense, an amendment to the Registration Statement or an amendment or supplement to the Prospectus that corrects such statement or omission or effects such compliance and will deliver to the Placement Agent without charge, such number of copies thereof as the Placement Agent may reasonably request. The Company consents to the use of the Prospectus or any amendment or supplement thereto by the Placement Agent.

            (d) The Company will furnish to the Placement Agent and its counsel, without charge, (i) one signed copy of the registration statement described in Section 3(a) hereof, including financial statements and schedules, and all exhibits thereto and (ii) so long as a Prospectus relating to the Shares is required to be delivered under the Act, as many copies of each Preliminary Prospectus or the Prospectus or any amendment or supplement thereto as the Placement Agent may reasonably request.

            (e) The Company will comply with all the undertakings contained in the Registration Statement.

            (f) Prior to the sale of the Shares to the Investors, the Company will cooperate with the Placement Agent and its counsel in connection with the registration or qualification of the Shares for offer and sale under the state securities or Blue Sky laws of such jurisdictions as the Placement Agent may request; provided, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to general service of process in any jurisdiction where it is not now so subject.

            (g) The Company will make generally available to holders of its securities, as soon as may be practicable, but in no event later than the last day of the fifteenth full calendar month following the calendar quarter in which the Effective Date falls, a consolidated earnings statement (which need not be audited but shall be in reasonable detail) for a period of 12 months ended commencing after the Effective Date, and satisfying the provisions of
Section 11(a) of the Act (including Rule 158 of the Rules and Regulations).

            (h) The Company will not at any time, directly or indirectly, take any action intended, or which might reasonably be expected, to cause or result in, or which will constitute, stabilization of the price of the Shares to facilitate the sale or resale of any of the Shares.

            (i) The Company will apply the net proceeds from the offering and sale of the Shares in the manner set forth in the Prospectus under the caption "Use of Proceeds."

         5. Expenses. Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay all costs and expenses incident to the performance of the obligations of the Company under this Agreement, including but not limited to costs and expenses of or relating to (i) the preparation and filing of the Registration Statement (including each pre- and post-effective amendment thereto) and exhibits thereto, each Preliminary Prospectus, the Prospectus and any amendment or supplement to the Prospectus, including all fees, disbursements and other charges of counsel to the Company, (ii) the preparation and delivery of certificates representing the Shares, (iii) furnishing (including costs of shipping and mailing) such copies of the Prospectus and any Preliminary Prospectus, and all amendments and supplements to the Prospectus, as may be requested for use in connection with the placement of the Shares, (iv) the listing of the Shares on the NMS, and (v) fees, disbursements and other charges of counsel and auditors to the Company. The Company shall reimburse the Placement Agent, promptly upon request, for expenses as set forth in the second paragraph of Section 4 of the Engagement Letter.

         6. Conditions of the Obligations of the Placement Agent. The obligations of the Placement Agent hereunder are subject to the following conditions:

            (a) Notification that the Registration Statement has become effective shall be received by the Placement Agent not later than 5:00 p.m., New York City time, on the date of this Agreement or at such later date and time as shall be consented to in writing by the Placement Agent and all filings required by Rule 424 of the Rules and Regulations and Rule 430A shall have been made.

            (b) (i) No stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall be pending or threatened by the Commission, (ii) no order suspending the effectiveness of the Registration Statement or the qualification or registration of the Shares under the securities or Blue Sky laws of any jurisdiction shall be in effect and no proceeding for such purpose shall be pending before or threatened or contemplated by any securities or other governmental authority, (iii) any request for additional information on the part of the staff of any securities or other governmental authority (including, without limitation, the Commission) shall have been complied with to the satisfaction of the staff of the Commission or such authorities and
(iv) after the date hereof no amendment or supplement to the Registration Statement or the Prospectus shall have been filed unless a copy thereof was first submitted to the Placement Agent and the Placement Agent did not object thereto in good faith.

            (c) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, (i) there shall not have been a material adverse change in the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, in each case other than as set forth in the Registration Statement and the Prospectus, and (ii) the Company shall not have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree, which is not set forth in the Registration Statement and the Prospectus, if in the judgment of the Placement Agent any such development makes it impracticable or inadvisable to consummate the sale and delivery of the Shares to Investors at the public offering price.

            (d) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall have been no litigation or other proceeding instituted against the Company or any of its subsidiaries or any of their respective officers or directors in their capacities as such, before or by any court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, which if determined adversely to the Company or any of its subsidiaries could materially and adversely affect the business, properties, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

            (e) Each of the representations and warranties of the Company contained herein shall be true and correct at the Closing Date, as if made on such date, and all covenants and agreements herein contained to be performed on the part of the Company and all conditions herein contained to be fulfilled or complied with by the Company at or prior to the Closing Date shall have been duly performed, fulfilled or complied with.

            (f) The Placement Agent shall have received an opinion, dated the Closing Date (or such other date as may be set forth in a representation or warranty), of Skadden, Arps, Slate, Meagher & Flom LLP, as special counsel to the Company, in substantially the form set forth in Annex I herein.

            (g) Concurrently with the execution and delivery of this Agreement, and at the Closing Date, the Accountants shall have furnished to the Placement Agent a letter, dated the date of its delivery, addressed to the Placement Agent and in form and substance reasonably satisfactory to the Placement Agent.

            (h) At the Closing Date, there shall be furnished to the Placement Agent a certificate, dated the date of its delivery, signed by each of the Chief Executive Officer and the Chief Financial Officer of the Company, in form and substance satisfactory to the Placement Agent to the effect that to each of such person's knowledge:

                  (i) Each signer of such certificate has carefully examined the Registration Statement and the Prospectus and (A) as of the date of such certificate, (x) the Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (y) the Prospectus does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) since the Effective Date no event has occurred as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein not untrue or misleading in any material respect.

                  (ii) Each of the representations and warranties of the Company contained in this Agreement were, when originally made, and are, at the time such certificate is delivered, true and correct.

                  (iii) Each of the covenants (not waived by the Placement Agent) required herein to be performed by the Company on or prior to the date of such certificate has been duly, timely and fully performed and each condition herein required to be complied with by the Company on or prior to the delivery of such certificate has been duly, timely and fully complied with.

                  (iv) No stop order suspending the effectiveness of the Registration Statement or of any part thereof has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission.

                  (v) Subsequent to the date of the most recent financial statements in the Prospectus, there has been no material adverse change in the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, except as set forth in the Prospectus.

            (i) The Shares shall be qualified for sale in such states as the Placement Agent may reasonably request, each such qualification shall be in effect and not subject to any stop order or other proceeding on the Closing Date; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to taxation or general service of process in any jurisdiction where it is not now so subject.

            (j) The Shares shall have been approved for quotation on the NNM.

            (k) The NASD shall have confirmed that it has not raised any objection with respect to the fairness and reasonableness of the placement agency terms and arrangements.

            (l) The Company shall have furnished to the Placement Agent such certificates, in addition to those specifically mentioned herein, as the Placement Agent may have reasonably requested as to the accuracy and completeness at the Closing Date of any statement in the Registration Statement or the Prospectus, as to the accuracy at the Closing Date of the representations and warranties of the Company as to the performance by the Company of its obligations hereunder, or as to the fulfillment of the conditions concurrent and precedent to the obligations hereunder of the Placement Agent.

         7. Indemnification.

            (a) The Company shall indemnify and hold harmless the Placement Agent, its affiliates and their respective employees, agents and controlling persons as set forth in Annex A to the Engagement Letter, which is incorporated herein by reference.

            (b) The Placement Agent shall indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of
Section 15 of the Act or Section 20 of the Exchange Act, each director of the Company and each officer of the Company who signs the Registration Statement (each, for purposes of this Section 7, an "indemnified party") to the same extent as the indemnity from the Company to the Placement Agent contained in the first paragraph of Annex A to the Engagement Letter, but only insofar as losses, claims, liabilities, expenses or damages arise out of or are based on any untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information relating to the Placement Agent furnished in writing to the Company by the Placement Agent expressly for use in the Registration Statement, any Preliminary Prospectus or the Prospectus. This indemnity agreement will be in addition to any liability that the Placement Agent might otherwise have to an indemnified party. The Company acknowledges that, for all purposes under this Agreement, the statements set forth in the second, third and last sentences of the second paragraph, the last sentence of the third paragraph, and the next to last sentence of the fourth paragraph under the heading "Plan of Distribution" constitute the only information relating to the Placement Agent furnished in writing to the Company by the Placement Agent expressly for inclusion in the Registration Statement, any Preliminary Prospectus or the Prospectus.

            (c) If an indemnified party proposes to assert the right to be indemnified under Section 7(b), such indemnified party will, promptly after receipt of notice of commencement of any action against it in respect of which a claim is to be made against the Placement Agent under Section 7(b), notify the Placement Agent of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify the Placement Agent will not relieve it from any liability that it may have to any indemnified party under
Section 7(b) unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the Placement Agent. If any such action is brought against any indemnified party and it notifies the Placement Agent of its commencement, the Placement Agent will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the Placement Agent to the indemnified party of its election to assume the defense, the Placement Agent will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the Placement Agent, (2) the indemnified party has reasonably concluded (based on advice of counsel) that a conflict exists between the indemnified party and the Placement Agent that would prevent the counsel selected by the Placement Agent from representing the indemnified party (in which case the Placement Agent will not have the right to direct the defense of such action on behalf of the indemnified party) or (3) the Placement Agent has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Placement Agent. It is understood that the Placement Agent shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. The Placement Agent will reimburse all such fees, disbursements and other charges promptly as they are incurred. The Placement Agent will not, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification has been sought under Section 7(b) (whether or not the indemnified party is a party to such claim, action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of the indemnified party and each such controlling person from all liability arising out of such claim, action, suit or proceeding.

            (d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 7(b) is applicable in accordance with its terms but for any reason is held to be unavailable from the Placement Agent, the Placement Agent will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company or any other indemnified party from persons other than the Placement Agent such as persons who control the Company within the meaning of the Act or the Exchange Act, officers of the Company who signed the Registration Statement and directors of the Company, who also may be liable for contribution) to which all indemnified parties and the Placement Agent may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company and the other indemnified parties on the one hand and the Placement Agent on the other. The relative benefits received by the Company and the other indemnified parties on the one hand and the Placement Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting Company expenses) received by the Company as set forth in the table on the cover page of the Prospectus bear to the fee received by the Placement Agent hereunder. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and the Placement Agent on the other, with respect to the statements or omissions which resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to the offering contemplated by this Agreement. Such relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Placement Agent, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Placement Agent agree that it would not be just and equitable if contributions pursuant to this Section 7(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense or damage, or action in respect thereof, referred to above in this Section 7(d) shall be deemed to include, for purpose of this Section 7(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7(d), the Placement Agent shall not be required to contribute, in respect of all indemnified parties, any amount in excess of the fee received by it, and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            8. Termination. (a) The obligations of the Placement Agent under this Agreement may be terminated at any time prior to the Closing Date, by notice to the Company from the Placement Agent, without liability on the part of the Placement Agent to the Company if, prior to delivery and payment for the Shares, (i) trading in the Common Stock of the Company shall have been suspended by the Commission or by the NNM, (ii) trading in securities generally on the NNM shall have been suspended or limited or minimum or maximum prices shall have been generally established on any of such exchanges, or additional material governmental restrictions, not in force on the date of this Agreement, shall have been imposed upon trading in securities generally by the NNM or by order of the Commission or any court or other governmental authority, (iii) a general banking moratorium shall have been declared by any Federal or state authority, or (iv) any material adverse change in the financial or securities markets in the United States or any outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration by the United States of a national emergency or war or other calamity or crisis shall have occurred, the effect of any of which is such as to make it, in the sole judgment of the Placement Agent, impracticable or inadvisable to market the Shares on the terms and in the manner contemplated by the Prospectus.

            (b) The obligations of the parties under this Agreement shall be automatically terminated in the event that notice is given to the Company from the Placement Agent, on or prior to the Closing Date, that payment for the Shares is not being transmitted by the investors on the Closing Date.

            (c) If this Agreement shall be terminated pursuant to any of the provisions hereof (otherwise than pursuant to Section 8 (b)), or if the sale of the Shares provided for herein is not consummated because any condition to the obligations of the Placement Agent set forth herein is not satisfied or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof, the Company will, subject to demand by you and to the terms of the Engagement Letter, reimburse you for all reasonable out-of-pocket expenses incurred in connection herewith.

         9. Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and, unless otherwise specified, shall be mailed or delivered (a) if to the Company, at the office of the Company, 3375 Mitchell Lane, Boulder, Colorado 80301, Attention: General Counsel, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522, Attention: Randall H. Doud or (b) if to the Placement Agent, at the office of J.P. Morgan Securities Inc., One Bush Street, San Francisco, CA 94104, Attention: Norman Colbert, with a copy to Coudert Brothers LLP, 1114 Avenue of the Americas, New York, New York 10036,
Attention: Jeffrey E. Cohen. Any such notice shall be effective only upon receipt. Any notice under Section 7 may be made by facsimile or telephone, but if so made shall be subsequently confirmed in writing.

         10. Survival. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Placement Agent or any controlling person referred to in Section 7 hereof and (ii) delivery of and payment for the Shares. The respective agreements, covenants, indemnities and other statements set forth in Sections 3, 5, 7 and 8(c) hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

         11. Successors. This Agreement shall inure to the benefit of and shall any and their respective successors be binding upon the Placement Agent, the Company and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnification and contribution contained in Section 7(a) of this Agreement shall also be for the benefit of the Placement Agent and any person or persons who control the Placement Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnification and contribution contained in Sections 7(b) and (d) of this Agreement shall also be for the benefit of the directors of the Company, the officers of the Company who have signed the Registration Statement and any person or persons who control the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No Investor shall be deemed a successor because of such purchase.

         12. Knowledge. When used herein, the term "to the Company's knowledge" or similar phrases shall refer to the knowledge of the following officers of the Company as of the date hereof: Chief Executive Officer; Chief Financial Officer; Vice President Legal; Vice President Human Resources; Senior Vice President Merchandising; and Senior Vice President Operations.

         13. APPLICABLE LAW. THE VALIDITY AND INTERPRETATIONS OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PROVISIONS RELATING TO CONFLICTS OF LAWS.

         14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15. Entire Agreement. This Agreement and the Engagement Letter constitute the entire understanding between the parties hereto as to the matters covered hereby and supersedes all prior understandings, written or oral, relating to such subject matter.


         Please confirm that the foregoing correctly sets forth the agreement between the Company and the Placement Agent.

                                           Very truly yours,


                                           WILD OATS MARKETS, INC.


                                           By:
                                              ----------------------------------
                                              Name:  Freya R. Brier
                                              Title: Vice President Legal;
                                                     General Counsel

Confirmed as of the date first
above mentioned:

J.P. MORGAN SECURITIES INC.
By:
   ----------------------------------
   Name:  Norman Colbert
   Title: Managing Director

                                                                     Exhibit 5.1



            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]



                                                              August 15, 2002


Wild Oats Markets, Inc.
3375 Mitchell Lane
Boulder, Colorado 80301


     RE: Wild Oats Markets, Inc. Registration Statement on Form S-3 (Registration Number 333-90096)

Ladies and Gentlemen:

         We have acted as special counsel to Wild Oats Markets, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of 3,250,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), together with the associated rights to purchase units of Series A Junior Participating Preferred Stock of the Company associated therewith (the "Rights"), to be offered and sold to certain investors (the "Investors").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-90096) as filed with the Securities and Exchange Commission (the "Commission") on June 7, 2002 under the Act; (ii) Amendment No. 1 to the Registration Statement on Form S-3 as filed with the Commission on July 24, 2002; (iii) Amendment No. 2 to the Registration Statement on Form S-3 as filed with the Commission on August 15, 2002 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (iv) a specimen certificate representing the Common Stock; (v) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (vi) the Amended and Restated By-Laws of the Company, as amended to date and currently in effect; (vii) certain resolutions of the Board of Directors of the Company, relating to the issuance and sale of the Shares and related matters; (viii) the Rights Agreement, dated May 22, 1998, between the Company and Norwest Bank Minnesota, as Rights Agent (the "Rights Agreement"); (ix) Amendment No. 1 to the Rights Agreement, dated February 26, 2002, between the Company and Wells Fargo Bank, N.A. (the "Rights Agreement Amendment"); and (x) resolutions of the Board of Directors of the Company relating to the adoption of the Rights Agreement and the Rights Agreement Amendment. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the amount of the consideration contemplated to be received by the Company by the resolutions of the Pricing Committee of the Board of Directors of the Company authorizing the issuance of the Shares shall be at a price per Share not less than the per share par value of the Common Stock. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Members of our firm are admitted to the bar in the State of New York and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

         Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act, (ii) the Pricing Committee of the Board of Directors of the Company properly has taken the required actions in connection with the issuance and sale of the Shares,
(iii) the Shares have been delivered to and paid for by the Investors at a price per share not less than the price per Share as contemplated by the resolutions of the Pricing Committee of the Board of Directors of the Company authorizing the issuance of the Shares, and (iv) certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, then the issuance and sale of the Shares (together with the associated Rights) will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                    Very truly yours,


                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP

                                                                    Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2002 relating to the financial statements and financial statement schedule, which appears in Wild Oats Markets, Inc.'s Annual Report on Form 10-K for the year ended December 29, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP

Denver, Colorado
August 15, 2002

                                                                    Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 17, 1999, with respect to the financial statements of Sun Harvest Farms, Inc. as of September 28, 1999, December 29, 1998 and December 30, 1997, and for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997 and December 31, 1996, included in the Annual Report on Form 10-K of Wild Oats Markets, Inc. for the year ended December 29, 2001, which is incorporated by reference in Amendment No. 2 to Form S-3 Registration Statement (filed on August 15, 2002) of Wild Oats Markets, Inc. for the registration of 3,250,000 shares of its common stock.


                                                     Ernst & Young LLP


San Antonio, Texas
August 15, 2002